Exhibit 99.1

Timberline Announces Third Quarter 2010 Financial Results

August 10, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline”) today announced consolidated financial results for its third fiscal quarter ended June 30, 2010.  A summary of the results is presented in the following table:

($US 000’s, except earnings per share and gross margin %)	3 Months Ending June 30		9 Months Ending June 30
	2010	2009	2010	2009
Revenue	$6,441	$4,361	$15,669	$12,545
Consolidated net income (loss)	(815)	241	(2,656)	(5,706)
Consolidated net income (loss) per share, basic and diluted	(0.02)	0.01	(0.06)	(0.17)
Net income (loss) from drilling subsidiaries	264	332	638	(1,780)
Mineral exploration expenses	250	62	536	374
Working capital	5,218	276	5,218	276
Gross margin %	16%	18%	17%	3%

Timberline’s contract drilling subsidiaries, Timberline Drilling Incorporated (“Timberline Drilling”) and World Wide Exploration, S.A. de C.V. (“World Wide”) reported combined revenues of $6.44 million and a combined net income of $0.26 million for the third quarter. This marks the fifth consecutive quarter of positive combined net income for Timberline’s contract drilling subsidiaries.  Timberline’s corporate office and exploration division reported net expenditures of $1.08 million for the quarter ended June 30, 2010.

For the third fiscal quarter of 2010, Timberline reported a consolidated net loss of $0.81 million compared to consolidated net income of 0.24 million in the same fiscal quarter of 2009.  The net loss for the third fiscal quarter of 2010 includes expenses of $0.21 million related to the acquisition of Staccato Gold Resources during the quarter.  The net income for the third fiscal quarter of 2009 included a one-time recovery of previously expensed professional fees of $0.53 million.

Timberline CEO Randal Hardy commented, “In June we successfully closed on our acquisition of Staccato Gold Resources.  As a result, we gained control of the 23-square mile South Eureka property in Nevada’s Battle Mountain-Eureka gold trend with a previously-reported resource in excess of 800,000 ounces of gold and significant exploration potential.  We are currently drilling on the Lookout Mountain project at South Eureka in order to better understand the geologic setting and better define and expand the existing gold resource.  After several quarters of reduced exploration activity, we anticipate that our mineral exploration expenditures will accelerate as we advance this exploration stage project towards pre-feasibility.”

Mr. Hardy added, “We continue to make good progress at our Butte Highlands Gold Project joint venture in western Montana.  In addition to the underground mine development that is advancing toward our anticipated underground drill stations and expected ore body, we are also engaged in exploration drilling from the surface.  All of our core drilling is being performed by our contract core drilling subsidiary, Timberline Drilling (TDI).  TDI generated strong operating and financial results in this latest quarter with 14 drills operating by quarter end, and several additional drills being deployed in July and August.  While difficult operating conditions and poor results at our Mexican operations have diminished our overall drilling profitability and gross margins, we continue to see increased demand for drilling services in the U.S. and expect that our future financial results will reflect our efforts to capitalize on that demand.”

Timberline’s Quarterly Report on Form 10-Q is expected to be filed with the SEC this week.  Once filed, it can be viewed in its entirety on the SEC website which can be accessed from the “Investors” page of the Timberline website at HUwww.timberline-resources.comUH.

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units:

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Butte Highlands Joint Venture - currently in development with anticipated gold production in 2011;

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An active exploration division with a large, drill-tested, highly prospective project portfolio in Nevada’s Battle Mountain - Eureka gold trend;

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Two contract core drilling subsidiaries in the U.S. and Mexico providing revenues and cash flow to the company.

Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in 2011.  The management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, the exploration of the Company’s South Eureka property and the potential pre-feasibility on the South Eureka property and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859